Exhibit 99.1

NEWS RELEASE for March 18, 2005

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Robert S. Tocci, CFO & EVP
	michaelm@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES CORPORATION ANNOUNCES FILING OF FORM 12b-25 REQUESTING EXTENSION OF TIME TO FILE ITS ANNUAL REPORT ON FORM 10-K. DUE TO A REVISION IN ACCOUNTING METHOD, MANAGEMENT CONCLUDES THAT A MATERIAL WEAKNESS EXISTS IN THE COMPANY’S INTERNAL CONTROLS AND THAT A RESTATEMENT OF PRIOR RESULTS IS REQUIRED.

MIAMI, FLORIDA, March 18, 2005 — World Fuel Services Corporation (NYSE: INT), today announced that it had filed a Form 12b-25 (Form NT 10-K) with the Securities and Exchange Commission to obtain a 15-day extension for the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

In connection with the preparation of the Company’s financial statements for the year ended December 31 2004, management determined that its historical method of accounting for sales and sales related costs needed to be revised to reflect an appropriate method of recognition. Because the Company contracts with third parties to deliver fuel to customers and to perform fuel related services, the Company had historically recorded revenue and sales related costs when supporting documentation relating to fuel deliveries and related services had been received from these third parties. The Company has determined to restate its financial statements to recognize revenues and sales related costs at the time the third party delivered fuel or related services to the customer. As discussed in the Form 12b-25, in order to correct its method of recognizing revenue and sales related costs, the Company will be restating the Consolidated Balance Sheets at December 31, 2003 and 2002, and March 31, 2002 and 2001, the Consolidated Statements of Income, Stockholders’ Equity and Cash Flows for the years ended December 31, 2003 and 2002, the nine months ended December 31, 2002, and the years ended March 31, 2002 and 2001. The Company will also restate quarterly results in 2004 and 2003. The Company requires additional time to determine the impact on each of the individual periods and to prepare its restated financial statements.

In light of the need to revise its accounting method as described above, management has concluded that as of December 31, 2004 the Company did not maintain effective controls over revenue and sales related cost recognition. This control deficiency will result in the restatement to previously issued financial statements as well as an audit adjustment to the 2004 financial statements. Additionally, this control deficiency could result in a misstatement to revenue and sales related costs that results in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The existence of one or more material weaknesses as of December 31, 2004 would preclude a conclusion that the Company’s internal control over financial report was effective as of that date. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting included in the 2004 Form 10-K will conclude that the Company’s internal control over financial reporting was not effective as of December 31, 2004. Also, as a result of the material weakness, management expects that the report of its independent registered public accounting firm will contain an adverse opinion with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. Additionally, management may identify other control deficiencies as it finalizes its 2004 financial statements and the associated restated previously issued financial statements and further control deficiencies may be identified and will need to be evaluated.

“The primary effect of applying the corrected accounting method will be to impact the timing of when we recognize revenue and sales related costs,” said Paul Stebbins, Chairman and Chief Executive Officer. “Notwithstanding these revisions, the Company will still report significantly increased revenues and earnings for the quarter and year ended December 31, 2004, over the comparable periods in 2003.”

The Company anticipates that it will be in a position to file the Form 10-K no later than March 31, 2005.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.wfscorp.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.